Exhibit 99.1

FOR IMMEDIATE RELEASE

October 19, 2006

Fairchild Semiconductor:

Patti Olson

Corporate Communications

(207)-775-8728

Email: Patti.Olson@fairchildsemi.com

Fairchild Semiconductor:

Dan Janson

Investor Relations

(207)-775-8660

Email: investor@fairchildsemi.com

Agency Contact:

Barbara Ewen

CHEN PR

(781)-672-3114

Email: bewen@chenpr.com

Fairchild Semiconductor Reports Results for the Third Quarter 2006

•	Sales at High End of Guidance Range, up 3% sequentially
•	Effective Distribution Channel Management Drives Higher Re-sales and Lower Days of Inventory

Fairchild Semiconductor (NYSE: FCS), the leading global supplier of power semiconductors, today announced results for the third quarter ended October 1, 2006. Fairchild reported third quarter sales of $417.0 million, a 3% increase from the prior quarter and 21% more than the third quarter of 2005.

Fairchild reported third quarter net income of $25.1 million or $0.20 per diluted share compared to a net income of $23.0 million or $0.18 per diluted share in the prior quarter and a net loss of $20.8 million or $0.17 per share in the third quarter of 2005. Gross margin was 30.7%, 10 basis points lower sequentially and 9.9 percentage points higher than in the third quarter of 2005. Included in the third quarter 2006 results is $7.1 million in total equity based compensation in accordance with Statement of Financial Accounting Standards (SFAS) No. 123(R) Share Based Payment.

Fairchild reported third quarter adjusted net income of $30.6 million or $0.25 per diluted share compared to adjusted net income of $28.8 million or $0.23 per diluted share in the prior quarter and an adjusted net loss of $3.0 million or $0.03 per share in the third quarter of 2005. Adjusted net income (loss) excludes amortization of acquisition-related intangibles, restructuring and impairments, net gain on the sale of the LED lamps and displays product line, gains from lawsuit settlements, recovery of equity investments, accelerated depreciation on assets to be abandoned and associated net tax benefits of these items and other acquisition-related intangibles. Adjusted results include equity based compensation expense in 2006.

“We reported another solid quarter of sales growth paced by continued strong demand for our power products,” said Mark Thompson, Fairchild’s president and CEO. “Our high and low power switches within the Functional Power Group as well as power conversion and analog switch products in our Analog Products Group all reported 5% or greater sequential revenue growth for the quarter. Our analog switch product line posted another record quarter for sales, up more than 45% from the year ago quarter.

End Markets and Channel Activity

“Sales were at or above the prior quarter levels for virtually all end markets with particular strength in products supporting the computing and consumer end markets,” said Thompson. “Order rates were seasonally slower in the summer months and then improved in late August and September.

“We continue to show steady gains in distribution re-sales,” stated Thompson. “Channel re-sales increased more than 3% sequentially in the third quarter and were 8% higher than a year ago. We tightly controlled our sales into the channel to track this increase in re-sales which resulted in a slight reduction in weeks of supply of our product at the distributors.”

Utilization and Lead Times

“Blended utilization rates remained roughly at our target levels during the third quarter,” stated Thompson. “We continue to selectively add capacity to support growth and to maintain more stable lead times for higher margin analog and functional power products. Lead times increased a few weeks by late summer, but we were able to manage them back down to the 10 – 12 week range by the end of the third quarter.”

Third Quarter Financials

“Solid top line growth helped us to deliver more than a 6% sequential increase in adjusted net income,” said Mark Frey, Fairchild’s executive vice president and CFO. “Gross margins were approximately flat to the prior quarter. R&D and SG&A expenses were also roughly in-line with our guidance. Our tax rate was 11% due to the recognition of a $2.4 million tax benefit for the revaluation of certain foreign tax assets and liabilities.

“Turning to the balance sheet, internal inventories increased slightly more than the level required to support our higher shipping rate, growing by about three days of inventory,” stated Frey. “Consequently, we have already adjusted our build plan to reduce internal inventories in the fourth quarter. Our strong sales growth and disciplined spending allowed us to generate $62 million in cash from operations, increasing our cash and marketable securities balance by $33 million to $556 million at the end of the third quarter.”

Fourth Quarter Guidance

“We anticipate that fourth quarter revenues will be flat to up 2% sequentially,” said Frey. “We expect gross margins to be 50 to 200 basis points lower sequentially as we work to reduce internal inventories, especially for our analog products, during the fourth quarter to better position us for the first half of 2007. We begin the fourth quarter with slightly more backlog than a quarter ago and we forecast distribution re-sales to increase about 2% sequentially which should enable us to grow revenues again this quarter. We expect R&D and SG&A spending, including equity based compensation, to remain at about 21.0 – 21.5% of sales for the fourth quarter. Equity based compensation expense is forecast to be between $6 to 7 million.”

This press release includes references to adjusted net income (loss) (which excludes amortization of acquisition-related intangibles, restructuring and impairments, net gain on the sale of the LED lamps and displays product line, gains from lawsuit settlements, recovery of equity investments, accelerated depreciation on assets to be abandoned and associated net tax benefits of these items and other acquisition-related intangibles), statements of operations prepared in accordance with generally accepted accounting principles (GAAP) (which include these expenses and other items), and a reconciliation from adjusted net income (loss) to GAAP net income (loss). GAAP and adjusted results both include equity based compensation expense. Adjusted results are not meant as a substitute for GAAP, but are included solely for informational and comparative purposes. Fairchild presents adjusted results because its management uses them as additional measures of the company’s operating performance, and management believes adjusted financial information is useful to investors because it illuminates underlying operational trends by excluding significant non-recurring or otherwise unusual transactions. Fairchild’s criteria for determining adjusted results may differ from methods used by other companies, and should not be regarded as a replacement for corresponding GAAP measures.

Special Note on Forward Looking Statements:

Some of the paragraphs above contain forward-looking statements that are based on management’s assumptions and expectations and that involve risk and uncertainty. Other forward-looking statements may also be found in this news release. Forward-looking statements usually, but do not always, contain forward-looking terminology such as “we believe,” “we expect,” or “we anticipate,” or refer to management’s expectations about Fairchild’s future performance. Many factors could cause actual results to differ materially from those expressed in forward-looking statements. Among these factors are the following: changes in overall global or regional economic conditions; changes in demand for our products; changes in inventories at our customers and distributors; technological and product development risks, including the risks of failing to maintain the right to use some technologies or failing to adequately protect our own intellectual property against misappropriation or infringement; availability of manufacturing capacity; the risk of production delays; availability of raw materials; competitors’ actions; loss of key customers, including but not limited to distributors; the inability to attract and retain key management and other employees; order cancellations or reduced bookings; changes in manufacturing yields or output; risks related to warranty and product liability claims; risks inherent in doing business internationally; changes in tax regulations or the migration of profits from low tax jurisdictions to higher tax jurisdictions; regulatory risks and significant litigation. These and other risk factors are discussed in the company’s quarterly and annual reports filed with the Securities and Exchange Commission (SEC) and available at the Investor Relations section of Fairchild Semiconductor’s web site at investor.fairchildsemi.com or the SEC’s web site at www.sec.gov.

About Fairchild Semiconductor:

Fairchild Semiconductor (NYSE: FCS) is the leading global supplier of high-performance power products critical to today’s leading electronic applications in the computing, communications, consumer, industrial and automotive segments. As The Power Franchise®, Fairchild offers the industry’s broadest portfolio of components that optimize system power. Fairchild’s 9,000 employees design, manufacture and market power, analog & mixed signal, interface, logic, and optoelectronics products. Please contact us on the web at www.fairchildsemi.com.

Fairchild Semiconductor International, Inc.

Consolidated Statements of Operations

(In millions, except per share amounts)

(Unaudited)

	Three Months Ended			Nine Months Ended
	October 1, 2006	July 2, 2006	September 25, 2005	October 1, 2006	September 25, 2005
Total revenue	$417.0	$406.3	$345.5	$1,232.8	$1,054.3
Cost of sales (1)	289.1	281.3	273.8	857.4	829.9

Gross profit	127.9	125.0	71.7	375.4	224.4

Gross profit %	30.7%	30.8%	20.8%	30.5%	21.3%
Operating expenses:
Research and development (2)	28.5	26.3	19.7	81.0	58.2
Selling, general and administrative (3)	61.4	60.3	51.8	181.7	146.7
Amortization of acquisition-related intangibles	5.9	5.8	5.9	17.6	18.1
Restructuring and impairments	—	—	4.2	—	12.2
Gain on sale of product line, net	(1.1)	(1.7)	—	(6.0)	—

Total operating expenses	94.7	90.7	81.6	274.3	235.2

Operating income (loss)	33.2	34.3	(9.9)	101.1	(10.8)
Interest expense, net	5.4	5.5	6.1	16.8	22.1
Other expense (income)	(0.5)	0.1	(3.4)	(0.4)	20.5

Income (loss) before income taxes	28.3	28.7	(12.6)	84.7	(53.4)
Provision for income taxes	3.2	5.7	8.2	10.0	183.1

Net income (loss)	$25.1	$23.0	$(20.8)	$74.7	$(236.5)

Net income (loss) per common share:
Basic	$0.20	$0.19	$(0.17)	$0.61	$(1.97)

Diluted	$0.20	$0.18	$(0.17)	$0.60	$(1.97)

Weighted average common shares:
Basic	122.5	122.2	120.0	121.8	119.9

Diluted	124.5	124.6	120.0	124.0	119.9

(1)	Includes $1.7 million, $4.1 million and $1.7 million of equity compensation expense for the three and nine months ended October 1, 2006 and three months ended July 2, 2006, respectively.

(2)	Includes $1.1 million, $3.4 million and $1.3 million of equity compensation expense for the three and nine months ended October 1, 2006 and three months ended July 2, 2006, respectively.

(3)	Includes $4.3 million, $12.5 million and $4.6 million of equity compensation expense for the three and nine months ended October 1, 2006 and three months ended July 2, 2006, respectively.

Fairchild Semiconductor International, Inc.

Reconciliation of Net Income (Loss) To Adjusted Net Income (Loss)

(In millions)

(Unaudited)

	Three Months Ended			Nine Months Ended
	October 1, 2006	July 2, 2006	September 25, 2005	October 1, 2006	September 25, 2005
Net income (loss)	$25.1	$23.0	$(20.8)	$74.7	$(236.5)
Adjustments to reconcile net income (loss) to adjusted net income (loss):
Restructuring and impairments	—	—	4.2	—	12.2
Costs associated with the redemption of 10 1/2% Notes	—	—	—	—	23.9
Recovery on equity investments	—	—	(0.7)	—	(0.7)
Accelerated depreciation on assets to be abandoned	—	—	5.0	—	5.0
Litigation settlement received, net	—	—	(2.7)	—	(2.7)
Gain on sale of product line, net	(1.1)	(1.7)	—	(6.0)	—
Amortization of acquisition-related intangibles	5.9	5.8	5.9	17.6	18.1
Associated tax effects of the above and other acquisition intangibles	0.7	1.7	6.1	2.2	(7.3)
Reserve for deferred tax asset	—	—	—	—	195.3
Tax benefits from finalized tax filings and audit outcomes	—	—	—	(3.5)	—

Adjusted net income (loss)	$30.6	$28.8	$(3.0)	$85.0	$7.3

Adjusted net income (loss) per common share:
Basic	$0.25	$0.24	$(0.03)	$0.70	$0.06

Diluted	$0.25	$0.23	$(0.03)	$0.69	$0.06

Adjusted net income (loss) and adjusted net income (loss) per share should not be considered as alternatives to net income (loss), net income (loss) per share or other measures of consolidated operations and cash flow data prepared in accordance with accounting principles generally accepted in the United States of America, as indicators of our operating performance, or as alternatives to cash flow as a measure of liquidity. Adjusted consolidated statements of operations are intended to present the company’s operating results, excluding items described above, for the periods presented.

Fairchild Semiconductor International, Inc.

Consolidated Balance Sheets

(In millions)

(Unaudited)

	October 1, 2006	July 2, 2006	December 25, 2005
ASSETS
Current assets:
Cash and cash equivalents	$519.5	$349.9	$330.7
Short-term marketable securities	34.5	164.3	182.5
Receivables, net	160.9	161.3	128.6
Inventories (1)	242.7	230.7	200.5
Other current assets	41.2	39.8	32.2

Total current assets	998.8	946.0	874.5
Property, plant and equipment, net	646.5	641.6	635.0
Intangible assets, net	109.5	115.4	126.1
Goodwill	229.9	229.9	229.9
Long-term marketable securities	2.0	8.7	32.7
Other assets	32.0	33.2	30.1

Total assets	$2,018.7	$1,974.8	$1,928.3

LIABILITIES, TEMPORARY EQUITY AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$3.8	$2.8	$5.6
Accounts payable	101.8	121.7	95.2
Accrued expenses and other current liabilities	154.6	123.1	128.9

Total current liabilities	260.2	247.6	229.7
Long-term debt, less current portion	589.7	591.6	641.0
Other liabilities	51.8	51.0	49.1

Total liabilities	901.7	890.2	919.8
Temporary equity - deferred stock units	1.9	1.4	—
Total stockholders’ equity	1,115.1	1,083.2	1,008.5

Total liabilities, temporary equity and stockholders’ equity	$2,018.7	$1,974.8	$1,928.3

(1)	For the quarter ended October 1, 2006 and July 2, 2006, includes $0.8 and $0.9 million, respectively of equity compensation capitalized cost.

Fairchild Semiconductor International, Inc.

Condensed Consolidated Statements of Cash Flows

(In millions)

(Unaudited)

	Three Months Ended	Nine Months Ended
	October 1, 2006	October 1, 2006	September 25, 2005
Cash flows from operating activities:
Net income (loss)	$25.1	$74.7	$(236.5)
Adjustments to reconcile net income (loss) to cash provided by operating activities:
Depreciation and amortization	29.4	86.4	121.0
Non-cash stock-based compensation expense	7.1	20.0	—
Non-cash restructuring and impairments expense	—	—	4.2
Deferred income taxes, net	(1.2)	(0.1)	177.1
Other	(0.5)	(3.7)	11.4
Changes in operating assets and liabilities, net of acquisitions	1.8	(49.7)	7.9

Cash provided by operating activities	61.7	127.6	85.1

Cash flows from investing activities:
Capital expenditures	(29.0)	(85.6)	(71.9)
Purchase of marketable securities	(22.5)	(117.1)	(472.1)
Sale of marketable securities	129.1	245.9	825.4
Maturity of marketable securities	30.4	50.1	20.6
Other	0.4	5.1	(1.8)

Cash provided by investing activities	108.4	98.4	300.2

Cash flows from financing activities:
Repayment of long-term debt	(0.9)	(53.1)	(355.3)
Issuance of long-term debt	—	—	154.5
Proceeds from issuance of common stock and from exercise of stock options, net	3.6	24.5	10.4
Other	(3.2)	(8.6)	(7.0)

Cash used in financing activities	(0.5)	(37.2)	(197.4)

Net change in cash and cash equivalents	169.6	188.8	187.9
Cash and cash equivalents at beginning of period	349.9	330.7	146.3

Cash and cash equivalents at end of period	$519.5	$519.5	$334.2